MVC CAPITAL CLOSES PUBLIC OFFERING OF COMMON STOCK

PURCHASE, NY - FEBRUARY 28, 2007 - MVC Capital, Inc. (NYSE: MVC), a publicly traded business development company that makes private debt and equity investments, announced today the closing of its public offering of 5,000,000 shares of common stock at a price of $16.25 per share, raising approximately $75.9 million in net proceeds after deducting the underwriting discount and commissions and estimated offering expenses. As a result, as of February 28, 2007, the Company's net asset value is approximately $329 million.

UBS Securities LLC and Bear, Stearns & Co. Inc. were joint book-running managers for the offering. The co-managers were RBC Capital Markets, Imperial Capital, LLC and Morgan Joseph.

The Company expects to use the net proceeds of the offering to fund additional investments and for general corporate purposes, including the repayment of debt.

ABOUT MVC CAPITAL, INC.
MVC Capital is a business development company traded on the New York Stock Exchange that provides long-term debt and equity capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC Capital, please visit MVC Capital's website at www.mvccapital.com. For MVC Capital's investor relations, please call (914) 510-9400. All media inquiries should be directed to Kim Levy or Nathaniel Garnick at (212) 687-8080.

FORWARD-LOOKING STATEMENTS
THE INFORMATION CONTAINED IN THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE INHERENT UNCERTAINTIES IN PREDICTING FUTURE RESULTS AND CONDITIONS. FURTHERMORE, PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. CERTAIN FACTORS COULD CAUSE ACTUAL RESULTS AND CONDITIONS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS, AND THESE FACTORS ARE ENUMERATED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.